Exhibit 99.1

Armstrong World Industries Reports Record-Setting

Fourth-Quarter and Full-Year 2025 Results

Fourth-Quarter 2025

•
Strong fourth-quarter net sales of $388 million, an increase of 6%
•
Operating income increased 12% and adjusted EBITDA increased 11%
•
Operating income margin expanded 140 basis points and adjusted EBITDA margin expanded 160 basis points
•
Diluted net earnings per share up 6% and adjusted diluted net earnings per share up 7%

Full-Year 2025

•
Record-setting net sales of $1.6 billion, an increase of 12%
•
Operating income increased 15% and adjusted EBITDA increased 14%
•
Diluted net earnings per share up 18% and adjusted diluted net earnings per share up 17%
•
Cash flow from operating and investing activities up 88% and adjusted free cash flow up 16%

(Comparisons above are versus the prior-year period unless otherwise stated.)

LANCASTER, Pa., Feb. 24, 2026 -- Armstrong World Industries, Inc. (NYSE:AWI), an Americas leader in the design and manufacture of innovative interior and exterior architectural applications including ceilings, specialty walls and exterior metal solutions, today reported fourth-quarter and full-year 2025 financial results highlighted by strong sales and earnings growth and issued 2026 guidance with strong growth across all key metrics.

“These results represent another strong year for Armstrong with record-setting sales and earnings for both the quarter and the full year as the key fundamental growth drivers of our business – Mineral Fiber average unit value growth, productivity and Architectural Specialties sales growth – were on full display,” said Vic Grizzle, President and CEO of Armstrong World Industries. “For the second consecutive year, we have achieved double-digit growth in both annual sales and earnings, and for the fifth consecutive year we have delivered profitable top and bottom line growth despite challenging market conditions. This sustained profitable growth reflects the impact from successful investments in our growth initiatives, the dedication and agility of our teams, our commitment to operational excellence, and the strength of our resilient business model. Together with our disciplined strategy to strengthen our core business and expand into adjacencies, the resulting consistent cash flow generation allows for reinvestment for profitable growth. It’s these attributes that set Armstrong apart and provide a strong foundation as we transition to our next CEO, Mark Hershey, and position us for continued growth into 2026 and beyond.”

Fourth-Quarter Consolidated Results

(Dollar amounts in millions except per-share data)	For the Three Months Ended December 31,
	2025	2024	Change
Net sales	$388.3	$367.7	5.6%
Operating income	$92.0	$81.9	12.3%
Operating income margin (Operating income as a % of net sales)	23.7%	22.3%	140bps
Net earnings	$65.5	$62.2	5.3%
Diluted net earnings per share	$1.51	$1.42	6.3%

Additional Non-GAAP* Measures
Adjusted EBITDA	$124	$112	11.5%
Adjusted EBITDA margin (Adjusted EBITDA as a % of net sales)	32.0%	30.4%	160bps
Adjusted net earnings	$70	$66	5.7%
Adjusted diluted net earnings per share	$1.61	$1.50	7.3%

* The Company uses non-GAAP adjusted measures in managing the business and believes the adjustments provide meaningful comparisons of operating performance between periods and are useful alternative measures of performance. Reconciliations of the most comparable generally accepted accounting principles in the United States ("GAAP") measure are found in the tables at the end of this press release. Excluding per share data, non-GAAP figures are rounded to the nearest million and corresponding percentages are rounded to the nearest decimal.

Consolidated net sales for the fourth quarter of 2025 increased 5.6% from the prior-year period due to higher volumes of $6 million and favorable Average Unit Value ("AUV") of $15 million. Architectural Specialties net sales increased $14 million and Mineral Fiber net sales increased $6 million from the prior-year period. Architectural Specialties net sales improved primarily due to an $8 million contribution from the 2024 acquisitions of 3form, LLC and A. Zahner Company (collectively "the 2024 Acquisitions") and a $5 million increase in organic net sales. The increase in Mineral Fiber net sales was driven by favorable AUV, partially offset by lower sales volumes.

Consolidated operating income increased 12.3% in the fourth quarter of 2025 compared to the prior-year period primarily due to a $13 million margin benefit from favorable AUV and a $1 million increase in equity earnings from the Worthington Armstrong Joint Venture ("WAVE"). These benefits were partially offset by a $2 million increase in selling, general and administrative ("SG&A") expenses, driven primarily by the 2024 Acquisitions, and a $2 million increase in manufacturing costs.

Fourth-Quarter Segment Results

Mineral Fiber

(Dollar amounts in millions)	For the Three Months Ended December 31,
	2025	2024	Change
Net sales	$244.6	$238.2	2.7%
Operating income	$80.4	$68.6	17.2%
Adjusted EBITDA*	$103	$89	15.1%
Operating income margin	32.9%	28.8%	410bps
Adjusted EBITDA margin*	42.1%	37.5%	460bps

Mineral Fiber net sales increased 2.7% in the fourth quarter of 2025 compared to the prior-year quarter due to $15 million of favorable AUV, partially offset by $8 million of lower sales volumes. The improvement in AUV was driven by favorable like-for-like price and, to a lesser extent, favorable mix. Sales volumes decreased as benefits from our growth initiatives were more than offset by short-term headwinds from the indirect impacts of the federal government shutdown and softer home center demand.

Mineral Fiber operating income increased 17.2% year-over-year primarily due to a $13 million benefit from favorable AUV and a $2 million decrease in manufacturing costs, primarily due to favorable inventory valuation impacts and improved manufacturing productivity, partially offset by higher input costs. Also contributing to the increase in operating income was a $1 million increase in WAVE equity earnings and a $1 million reduction in SG&A expenses. These benefits were partially offset by a $6 million negative impact from lower sales volumes.

Architectural Specialties

(Dollar amounts in millions)	For the Three Months Ended December 31,
	2025	2024	Change
Net sales	$143.7	$129.5	11.0%
Operating income	$12.5	$14.2	(12.0)%
Adjusted EBITDA*	$22	$23	(2.5)%
Operating income margin	8.7%	11.0%	(230)bps
Adjusted EBITDA margin*	15.3%	17.4%	(210)bps

Architectural Specialties net sales increased 11.0% in the fourth quarter of 2025 primarily due to an $8 million increase from the 2024 Acquisitions, in addition to increased organic net sales driven by growth across most of our specialty product categories.

Architectural Specialties operating income decreased $2 million in the fourth quarter of 2025, primarily due to a $4 million increase in SG&A expenses, primarily driven by the 2024 Acquisitions, and a $4 million increase in manufacturing costs primarily driven by less favorable operating leverage due to the timing of custom projects and the 2024 Acquisitions. These negative impacts were partially offset by a $5 million margin benefit from higher sales volumes.

Full-Year Consolidated Results

(Dollar amounts in millions)	For the Year Ended December 31,
	2025	2024	Change
Net sales	$1,620.8	$1,445.7	12.1%
Operating income	$430.9	$374.3	15.1%
Operating income margin	26.6%	25.9%	70bps
Net earnings	$308.7	$264.9	16.5%
Diluted net earnings per share	$7.08	$6.02	17.6%
Net cash provided by operating and investing activities	$351.9	$187.5	87.7%

Additional Non-GAAP* Measures
Adjusted EBITDA	$555	$486	14.1%
Adjusted EBITDA margin	34.3%	33.6%	70bps
Adjusted net earnings	$323	$277	16.4%
Adjusted diluted net earnings per share	$7.41	$6.31	17.4%
Adjusted free cash flow	$346	$298	15.9%

Consolidated net sales for 2025 increased 12.1% versus the prior year due to higher volumes of $117 million and favorable AUV of $58 million. Architectural Specialties net sales increased $130 million and Mineral Fiber net sales increased $45 million. Architectural Specialties segment net sales improved primarily due to a $94 million year-over-year increase attributable to the 2024 Acquisitions, in addition to a $36 million increase in organic net sales driven by strong growth across most of our specialty product categories. The increase in Mineral Fiber net sales was driven by favorable AUV, due to favorable like-for-like price and, to a lesser extent, favorable mix, partially offset by lower sales volumes. Our strong execution and benefits from growth initiatives contributed both volume and mix benefits, which were partially offset by a decrease in volumes driven by softer demand, primarily from home centers.

Consolidated operating income increased 15.1% primarily due to a $55 million margin benefit from higher sales volumes, a $38 million benefit from favorable AUV and a $9 million increase in WAVE equity earnings. These increases were partially offset by a $31 million increase in SG&A expenses and a $17 million increase in manufacturing costs.

The year-over-year increase in manufacturing costs was primarily driven by increased costs within Architectural Specialties, both organically and from the 2024 Acquisitions, as well as higher input costs, partially offset by improved manufacturing productivity and favorable inventory valuations within Mineral Fiber.

The year-over-year increase in SG&A expenses was primarily driven by a $27 million increase related to the 2024 Acquisitions, a $4 million increase in incentive compensation and a $3 million increase in Architectural Specialties selling and advertising expenses driven primarily by higher net sales as well as additional investments in selling capabilities. These increases were partially offset by a $2 million increase in company-owned officer life insurance gains related to deferred compensation plans and a prior-period increase in reserves for environmental remediation matters of $2 million that did not recur in the current period.

Cash Flow

Cash flows from operating activities in 2025 increased $89 million or 33% in comparison to prior year. The favorable change in operating cash flows was primarily driven by higher cash earnings compared to the prior year, including a benefit from a decrease in income taxes paid due to the impact of 2025 federal tax reform. Also contributing to the increase in operating cash flows was a favorable timing-related working capital change in accounts receivable, partially offset by an unfavorable change in inventory. Cash flows used for investing activities decreased $76 million versus the prior year, primarily due to a $110 million reduction in cash paid for acquisitions and an increase in dividends from WAVE. These decreases were partially offset by an increase in purchases of property, plant and equipment and a decrease in proceeds from the sale of fixed assets, due primarily to 2024 cash proceeds received from the sale of our idled St. Helens manufacturing plant and undeveloped land adjacent to our corporate headquarters.

Eventscape Acquisition

On February 19, 2026, we acquired Eventscape, Inc., a globally recognized design and fabrication company known for delivering complex, design-driven architectural spaces. Based in New York City and Toronto, Canada, Eventscape specializes in the design, fabrication and installation of high-design, complex architectural features for multiple applications including ceilings, feature walls and facades. With this addition as well as the 2025 acquisitions of wood ceiling product manufacturer Geometrik Manufacturing, Inc. and exterior metal manufacturer FGM-Parallel LLC, the company has completed 15 acquisitions since 2017 as part of its strategy to expand its reach and capabilities in the Architectural Specialties market in North America.

Share Repurchase Program

In the fourth quarter of 2025, we repurchased 0.3 million shares of common stock for a total cost of $50 million, excluding the cost of commissions and taxes. For the full year 2025, we repurchased 0.8 million shares of common stock for a total cost of $129 million, excluding the cost of commissions and taxes, or at an average price of $167.75 per share. As of December 31, 2025, there was $533 million remaining under our Board of Directors' current authorized share repurchase program**.

** In July 2016, our Board of Directors approved our share repurchase program authorizing us to repurchase outstanding shares of common stock (the "Program"). Since inception of the Program, this authorization has been increased to permit repurchases of up to an aggregate of $1,700 million of our outstanding shares of common stock through December 2026. Since inception and through December 31, 2025, we have repurchased 15.4 million shares under the Program for a total cost of $1,167 million, excluding commissions and taxes, or an average of $75.72 per share.

2026 Outlook

“We delivered strong results across both segments in 2025, featuring double‑digit growth across our key financial metrics and margin expansion achieved through AUV growth, continued manufacturing productivity and disciplined cost control,” said Chris Calzaretta, AWI Senior Vice President and CFO. “These results highlight the strength of our value creation drivers and the resilience of our business model that enable us to outperform in challenging market conditions. In 2026, we remain focused on delivering another year of profitable growth with further margin expansion and adjusted free cash flow growth to support all of our capital allocation priorities. With a strong balance sheet, a focus on executing our growth initiatives and a disciplined approach to capital deployment, we are confident in our ability to continue to create value for our shareholders.”

		For the Year Ended December 31, 2026
(Dollar amounts in millions except per-share data)	2025 Actual	Guidance			VPY Growth %
Net sales	$1,621	$1,745	to	$1,785	8%	to	10%
Adjusted EBITDA*	$555	$600	to	$620	8%	to	12%
Adjusted diluted net earnings per share*	$7.41	$8.05	to	$8.35	9%	to	13%
Adjusted free cash flow*	$346	$375	to	$395	9%	to	14%

Earnings Webcast
Management will host a live webcast conference call at 10:00 a.m. ET today, to discuss fourth-quarter and full-year 2025 results. This event will be available on the Company's website. The call and accompanying slide presentation can be found on the investor relations section of the Company's website at www.armstrong.com. The replay of this event will be available on the website for up to one year after the date of the call.

Uncertainties Affecting Forward-Looking Statements

Disclosures in this release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including without limitation, those relating to future financial and operational results, market and broader economic conditions and guidance. Those statements provide our future expectations or forecasts and can be identified by our use of words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “outlook,” “target,” “predict,” “may,” “will,” “would,” “could,” “should,” “seek,” and other words or phrases of similar meaning in connection with any discussion of future operating or financial performance. This includes annual guidance. Forward-looking statements, by their nature, address matters that are uncertain and involve risks because they relate to events and depend on circumstances that may or may not occur in the future. As a result, our actual results may differ materially from our expected results and from those expressed in our forward-looking statements. A more detailed discussion of the risks and uncertainties that could cause our actual results to differ materially from those projected, anticipated or implied is included in the “Risk Factors” and “Management’s Discussion and Analysis” sections of our reports on Form 10-K and Form 10-Q filed with the U.S. Securities and Exchange Commission (“SEC”), including our annual report for the year ended December 31, 2025, that the Company expects to file today. Forward-looking statements speak only as of the date they are made. We undertake no obligation to update any forward-looking statements beyond what is required under applicable securities law.

About Armstrong and Additional Information

Armstrong World Industries, Inc (AWI) is an Americas leader in the design and manufacture of innovative interior and exterior architectural applications including ceilings, specialty walls and exterior metal solutions. For more than 165 years, Armstrong has delivered products and capabilities that enable architects, designers and contractors to transform building design and construction with elevated aesthetics, acoustics and sustainable attributes. With $1.6 billion in revenue in 2025, AWI has approximately 4,000 employees and a manufacturing network of 24 facilities, plus seven facilities dedicated to its WAVE joint venture.

More details on the Company’s performance can be found in its report on Form 10-K for the year ended December 31, 2025, that the Company expects to file with the SEC today.

Contact

Investors & Media: Theresa Womble, VP, Investor Relations and Corporate Communications

tlwomble@armstrong.com or (717) 396-6354

Investors: Morgan Leitzel, Manager, Investor Relations

mcleitzel@armstrong.com or (717) 396-2240

Reported Financial Results

(Amounts in millions, except per share data)

SELECTED FINANCIAL RESULTS

Armstrong World Industries, Inc. and Subsidiaries

(Quarterly data is unaudited)

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2025	2024	2025	2024
Net sales	$388.3	$367.7	$1,620.8	$1,445.7
Cost of goods sold	233.8	223.8	962.1	864.1
Gross profit	154.5	143.9	658.7	581.6
Selling, general and administrative expenses	87.4	85.4	339.5	308.5
Loss related to change in fair value of contingent consideration	0.9	1.0	1.4	1.6
(Gain) loss on sales of fixed assets, net	-	0.3	(0.8)	0.6
Equity (earnings) from unconsolidated affiliates, net	(25.8)	(24.7)	(112.3)	(103.4)
Operating income	92.0	81.9	430.9	374.3
Interest expense	7.7	9.2	33.0	39.8
Other non-operating (income), net	(0.5)	(3.3)	(2.4)	(12.6)
Earnings before income taxes	84.8	76.0	400.3	347.1
Income tax expense	19.3	13.8	91.6	82.2
Net earnings	$65.5	$62.2	$308.7	$264.9

Diluted net earnings per share of common stock	$1.51	$1.42	$7.08	$6.02
Average number of diluted common shares outstanding	43.4	43.9	43.6	44.0

SEGMENT RESULTS

Armstrong World Industries, Inc. and Subsidiaries

(Quarterly data is unaudited)

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2025	2024	2025	2024
Net Sales
Mineral Fiber	$244.6	$238.2	$1,030.7	$986.0
Architectural Specialties	143.7	129.5	590.1	459.7
Total net sales	$388.3	$367.7	$1,620.8	$1,445.7

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2025	2024	2025	2024
Segment operating income (loss)
Mineral Fiber	$80.4	$68.6	$362.0	$322.5
Architectural Specialties	12.5	14.2	72.2	55.3
Unallocated Corporate	(0.9)	(0.9)	(3.3)	(3.5)
Total consolidated operating income	$92.0	$81.9	$430.9	$374.3

SELECTED BALANCE SHEET INFORMATION

Armstrong World Industries, Inc. and Subsidiaries

	December 31, 2025	December 31, 2024
Assets
Current assets	$391.5	$348.9
Property, plant and equipment, net	630.7	598.8
Other non-current assets	902.5	895.0
Total assets	$1,924.7	$1,842.7
Liabilities and shareholders’ equity
Current liabilities	$267.4	$249.7
Non-current liabilities	756.6	835.9
Shareholders' equity	900.7	757.1
Total liabilities and shareholders’ equity	$1,924.7	$1,842.7

SELECTED CASH FLOW INFORMATION

Armstrong World Industries, Inc. and Subsidiaries

	For the Year Ended December 31,
	2025	2024
Net earnings	$308.7	$264.9
Other adjustments to reconcile net earnings to net cash provided by operating activities	55.7	20.4
Changes in operating assets and liabilities, net	(8.9)	(18.5)
Net cash provided by operating activities	355.5	266.8
Net cash (used for) investing activities	(3.6)	(79.3)
Net cash (used for) financing activities	(319.3)	(177.6)
Effect of exchange rate changes on cash and cash equivalents	0.8	(1.4)
Net increase in cash and cash equivalents	33.4	8.5
Cash and cash equivalents at beginning of year	79.3	70.8
Cash and cash equivalents at end of period	$112.7	$79.3

Supplemental Reconciliations of GAAP to non-GAAP Results (unaudited)

(Amounts in millions, except per share data and percentages)

To supplement its consolidated financial statements presented in accordance with accounting principles generally accepted in the United States (“GAAP”), the Company provides additional measures of performance adjusted to exclude the impact of certain discrete expenses and income including adjusted Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA"), adjusted diluted earnings per share ("EPS") and adjusted free cash flow. Investors should not consider non-GAAP measures as a substitute for GAAP measures. The Company excludes certain acquisition related expenses (i.e. impact of adjustments related to the fair value of inventory, contingent third-party professional fees, changes in the fair value of contingent consideration and deferred compensation accruals for acquisitions). The Company also excludes all acquisition-related intangible amortization from adjusted net earnings and in calculations of adjusted diluted EPS. Examples of other excluded items have included plant closures, restructuring charges and related costs, separation costs and other cost reduction initiatives, environmental site expenses and environmental insurance recoveries, endowment level charitable contributions, the impact of defined benefit plan settlements, gains and losses on sales or impairment of fixed assets, and certain other gains and losses. The Company also excludes income/expense from its U.S. Retirement Income Plan (“RIP”) in the non-GAAP results as it represents the actuarial net periodic benefit credit/cost recorded. For all periods presented, the Company was not required and did not make cash contributions to the RIP based on guidelines established by the Pension Benefit Guaranty Corporation, nor does the Company expect to make cash contributions to the plan in 2026. Adjusted free cash flow is defined as cash from operating and investing activities, adjusted to remove the impact of cash used or proceeds received for acquisitions and divestitures, environmental site expenses and environmental insurance recoveries. Management's adjusted free cash flow measure includes returns of investment from WAVE and cash proceeds received from the settlement of company-owned life insurance policies, which are presented within investing activities on our consolidated statement of cash flows. The Company uses these adjusted performance measures in managing the business, including communications with its Board of Directors and employees, and believes that they provide users of this financial information with meaningful comparisons of operating performance between current results and results in prior periods. The Company believes that these non-GAAP financial measures are appropriate to enhance understanding of its past performance, as well as prospects for its future performance. The Company also uses adjusted EBITDA and adjusted free cash flow (with further adjustments, when necessary) as factors in determining at-risk compensation for senior management. These non-GAAP measures may not be defined and calculated the same as similar measures used by other companies. Non-GAAP financial measures utilized by the Company may not be comparable to non-GAAP financial measures used by other companies. A reconciliation of these adjustments to the most directly comparable GAAP measures is included in this release and on the Company’s website. These non-GAAP measures should not be considered in isolation or as a substitute for the most comparable GAAP measures.

In the following charts, numbers may not sum due to rounding. Excluding adjusted diluted EPS, non-GAAP figures are rounded to the nearest million and corresponding percentages are rounded to the nearest percent based on unrounded figures.

Consolidated Results – Adjusted EBITDA

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2025	2024	2025	2024
Net sales	$388	$368	$1,621	$1,446

Net earnings	$66	$62	$309	$265
Add: Income tax expense	19	14	92	82
Earnings before income taxes	$85	$76	$400	$347
Add: Interest/other income and expense, net	7	6	31	27
Operating income	$92	$82	$431	$374
Add: RIP expense (1)	-	1	2	2
Add: Acquisition-related impacts (2)	1	2	2	4
(Less): WAVE pension settlement (3)	-	(1)	-	-
(Less)/Add: (Gain) loss on sales of fixed assets, net (4)	-	-	(1)	1
Add: Environmental expense	-	-	-	2
Adjusted operating income	$94	$84	$435	$383
Add: Depreciation and amortization	31	27	120	103
Adjusted EBITDA	$124	$112	$555	$486

Operating income margin	23.7%	22.3%	26.6%	25.9%
Adjusted EBITDA margin	32.0%	30.4%	34.3%	33.6%

1.
RIP expense represents only the plan service cost that is recorded within Operating income. For all periods presented, we were not required to and did not make cash contributions to our RIP.
2.
Represents the impact of acquisition-related adjustments for the fair value of inventory, contingent third-party professional fees and changes in fair value of contingent consideration.
3.
Represents the Company's 50% share of WAVE's settlement of their defined benefit pension plan.
4.
In 2025, we recorded a gain on sale of a parcel of land at a Mineral Fiber plant. In 2024, we recorded a loss on sale of an undeveloped parcel of land adjacent to our corporate headquarters, which was partially offset by a gain on sale of our idled Mineral Fiber plant in St. Helens, Oregon.

Mineral Fiber

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2025	2024	2025	2024
Net sales	$245	$238	$1,031	$986

Operating income	$80	$69	$362	$323
Add: Acquisition-related impacts (1)	-	-	1	-
(Less): WAVE pension settlement (2)	-	(1)	-	-
(Less)/Add: (Gain) loss on sales of fixed assets, net (3)	-	-	(1)	1
Add: Environmental expense	-	-	-	2
Adjusted operating income	$80	$68	$362	$325
Add: Depreciation and amortization	22	21	87	80
Adjusted EBITDA	$103	$89	$448	$406

Operating income margin	32.9%	28.8%	35.1%	32.7%
Adjusted EBITDA margin	42.1%	37.5%	43.5%	41.2%

1.
Represents the impact of acquisition-related adjustments for changes in fair value of contingent consideration.
2.
Represents the Company's 50% share of WAVE's settlement of their defined benefit pension plan.
3.
In 2025, we recorded a gain on sale of a parcel of land at a Mineral Fiber plant. In 2024, we recorded a loss on sale of an undeveloped parcel of land adjacent to our corporate headquarters, which was partially offset by a gain on sale of our idled Mineral Fiber plant in St. Helens, Oregon.

Architectural Specialties

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2025	2024	2025	2024
Net sales	$144	$130	$590	$460

Operating income	$13	$14	$72	$55
Add: Acquisition-related impacts (1)	1	2	2	3
Adjusted operating income	$14	$16	$74	$59
Add: Depreciation and amortization	8	6	34	23
Adjusted EBITDA	$22	$23	$108	$82

Operating income margin	8.7%	11.0%	12.2%	12.0%
Adjusted EBITDA margin	15.3%	17.4%	18.3%	17.8%

1.
Represents the impact of acquisition-related adjustments for the fair value of inventory, contingent third-party professional fees and changes in fair value of contingent consideration.

Unallocated Corporate

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2025	2024	2025	2024
Operating (loss)	$(1)	$(1)	$(3)	$(4)
Add: RIP expense (1)	-	1	2	2
Adjusted operating (loss)	$-	$-	$(1)	$(1)
Add: Depreciation and amortization	-	-	-	-
Adjusted EBITDA	$-	$-	$(1)	$(1)

1.
RIP expense represents only the plan service cost that is recorded within Operating income. For all periods presented, we were not required to and did not make cash contributions to our RIP.

Consolidated Results – Adjusted Free Cash Flow

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2025	2024	2025	2024
Net cash provided by operating activities	$110	$87	$356	$267
Net cash (used for) investing activities	$(20)	$(18)	$(4)	$(79)
Net cash provided by operating and investing activities	$90	$69	$352	$188
Add: Acquisitions, net of cash acquired and investment in unconsolidated affiliate	7	30	15	129
Add: Arktura deferred compensation (1)	1	1	1	6
(Less): Proceeds from sales of facilities (2)	-	(13)	(1)	(24)
(Less): Non-recurring cash tax benefit due to 2025 federal tax reform (3)	(10)	-	(20)	-
Adjusted Free Cash Flow	$87	$86	$346	$298

1.
Deferred compensation related to acquisitions that were recorded as components of net cash provided by operating activities.
2.
Proceeds related to the 2025 sale of a parcel of land at a Mineral Fiber plant and the 2024 sales of an Architectural Specialties design center, our idled Mineral Fiber plant in St. Helens, Oregon and undeveloped land adjacent to our corporate headquarters.
3.
Represents the cash tax benefit from retroactive application of domestic research and development expense deductions for prior years, realized in 2025 as a one-time reduction in cash taxes paid resulting from 2025 federal tax reform.

Consolidated Results – Adjusted Diluted Earnings Per Share (EPS)

	For the Three Months Ended December 31,				For the Year Ended December 31,
	2025		2024		2025		2024
	Total	Per Diluted Share	Total	Per Diluted Share	Total	Per Diluted Share	Total	Per Diluted Share
Net earnings	$66	$1.51	$62	$1.42	$309	$7.08	$265	$6.02
Add: Income tax expense	19		14		92		82
Earnings before income taxes	$85		$76		$400		$347
Add/(Less): RIP cost (credit) (1)	-		-		1		(1)
Add: Acquisition-related impacts (2)	1		2		2		4
Add: Acquisition-related amortization (3)	4		3		16		11
(Less): WAVE pension settlement (4)	-		(1)		-		-
(Less)/Add: (Gain) loss on sales of fixed assets, net (5)	-		-		(1)		1
Add: Environmental expense	-		-		-		2
Adjusted net earnings before income taxes	$90		$81		$419		$364
(Less): Adjusted income tax expense (6)	(21)		(15)		(96)		(86)
Adjusted net earnings	$70	$1.61	$66	$1.50	$323	$7.41	$277	$6.31
Adjusted diluted EPS change versus prior year		7.3%				17.4%
Diluted shares outstanding		43.4		43.9		43.6		44.0
Effective tax rate		23%		18%		23%		24%

1.
RIP cost (credit) represents the entire actuarial net periodic pension cost (credit) recorded as a component of earnings. For all periods presented, we were not required to and did not make cash contributions to our RIP.
2.
Represents the impact of acquisition-related adjustments for the fair value of inventory, contingent third-party professional fees and changes in fair value of contingent consideration.
3.
Represents acquisition-related intangible amortization, including customer relationships, developed technology, software, trademarks and brand names, non-compete agreements and other intangibles.
4.
Represents the Company's 50% share of WAVE's non-cash accounting loss upon settlement of their defined benefit pension plan.
5.
In 2025, we recorded a gain on sale of a parcel of land at a Mineral Fiber plant. In 2024, we recorded a loss on sale of an undeveloped parcel of land adjacent to our corporate headquarters, which was partially offset by a gain on sale of our idled Mineral Fiber plant in St. Helens, Oregon.
6.
Adjusted income tax expense is calculated using the effective tax rate multiplied by the adjusted net earnings before income taxes.

Adjusted EBITDA Guidance

	For the Year Ending December 31, 2026
	Low		High
Net earnings	$340	to	$349
Add: Income tax expense	115		118
Earnings before income taxes	$456	to	$467
Add: Interest expense	25		28
Add: Other non-operating (income), net	(2)		(1)
Operating income	$479	to	$494
Add: RIP expense (1)	2		2
Adjusted operating income	$481	to	$496
Add: Depreciation and amortization	119		124
Adjusted EBITDA	$600	to	$620

1.
RIP expense represents only the plan service cost that is recorded within Operating income. We do not expect to make cash contributions to our RIP.

Adjusted Diluted Net Earnings Per Share Guidance

	For the Year Ending December 31, 2026
	Low	Per Diluted Share(1)		High	Per Diluted Share(1)
Net earnings	$340	$7.84	to	$349	$8.07
Add: Income tax expense	115			118
Earnings before income taxes	$456		to	$467
Add: RIP cost (2)	1			1
Add: Acquisition-related amortization (3)	13			15
Adjusted earnings before income taxes	$469		to	$483
(Less): Adjusted income tax expense (4)	(119)			(122)
Adjusted net earnings	$350	$8.05	to	$361	$8.35

1.
Adjusted diluted EPS guidance for 2026 is calculated based on approximately 43 to 43.5 million of diluted shares outstanding.
2.
RIP cost represents the entire actuarial net periodic pension cost to be recorded as a component of net earnings. We do not expect to make any cash contributions to our RIP.
3.
Represents acquisition-related intangible amortization, including customer relationships, developed technology, software, trademarks and brand names, non-compete agreements and other intangibles.
4.
Income tax expense is based on an adjusted effective tax rate of approximately 25%, multiplied by adjusted earnings before income taxes.

Adjusted Free Cash Flow Guidance

	For the Year Ending December 31, 2026
	Low		High
Net cash provided by operating activities	$361	to	$383
Add: Return of investment from joint venture	114		122
Less: Capital expenditures	(100)		(110)
Adjusted Free Cash Flow	$375	to	$395